Exhibit 10.01

MSC INDUSTRIAL DIRECT CO., INC.
2005 OMNIBUS EQUITY PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into on this 19th day of  October, 2010, by and between MSC Industrial Direct Co., Inc. (the “Company”) and David Sandler (the “Participant”).  The Company and the Participant may hereinafter each be referred to as a “Party” and collectively as the “Parties.”  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Company’s 2005 Omnibus Equity Plan (the “Plan”).

WHEREAS, the Company’s Board of Directors has developed a plan to provide for an orderly succession upon the Participant’s departure from his position as the Company’s Chief Executive Officer (the “Succession Plan”);

WHEREAS, the Succession Plan is designed to ensure that the Participant shall: (i) continue to serve as Chief Executive Officer through December 31, 2012, or such other date (to be no later than December 31, 2013) determined by the Board of Directors, and serve as Vice Chairman of the Board of Directors of the Company for four years thereafter; (ii) actively support and assist his successor in his or her transition to the position of Chief Executive Officer; and (iii) serve as interim Chief Executive Officer if his successor, at any time within two years of becoming Chief Executive Officer, is no longer serving in that capacity for any reason;

WHEREAS, in connection with the Succession Plan, and conditioned upon the amendment and restatement of the Participant’s current Change in Control Agreement, the Compensation Committee of the Board of Directors (the “Committee”) has authorized a grant of restricted stock units to the Participant that will vest upon the satisfaction of certain performance and service conditions established by the Committee; and

WHEREAS, the Parties desire to enter into this Agreement for the purpose of establishing the terms and conditions of restricted stock units that have been granted to the Participant.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Grant of Award.   The Participant is hereby awarded (the “Award”) 183,418 restricted stock units (“RSUs”) issued under the Plan, evidencing the grant thereof by the Committee on the date hereof (the “Grant Date”), and the Participant hereby accepts the Award, in each case, on the terms and subject to the conditions set forth in this Agreement.

2.     Vesting.  The RSUs shall vest on the dates that both the Performance Condition (as described in clause (a) below) and the Service Conditions (as described in clause (b) below) have been satisfied as follows: (A) upon satisfaction of the Performance Condition and the Service Conditions described in subclauses (b)(i) through (b)(iii), two-thirds (2/3) of the RSUs shall vest; and (B) upon satisfaction of the Performance Condition and the Service Conditions described in subclauses (b)(i) through (b)(iv), the remaining one-third (1/3) balance of the RSUs shall vest.

(a)           Performance Condition − The net income of the Company and its consolidated subsidiaries for either (i) the four consecutive fiscal quarters that begin on August 29, 2010 (the “First Measurement Period”), or (ii) the four consecutive fiscal quarters immediately following the First Measurement Period, shall have equaled or exceeded $125 million, as certified by the Committee in accordance with Section 162(m) of the Code (the “Performance Condition”).  "Net Income" shall mean the consolidated net income of the Company, determined in accordance with U.S. generally accepted accounting principles, consistently applied, excluding, however, (i) any extraordinary gains or losses and (ii) any acquisition-related costs incurred to effect business combinations and required to be expensed in accordance with FASB ASC Topic 805, formerly SFAS No. 141(R), in each case together with any related provision for taxes.  Such determinations shall be made by reference to the Company’s financial statements.

(b)           Service Condition − Subject to subsections (c) and (d) below, the Participant shall have served (the “Service Conditions”):

(i)           as Chief Executive Officer of the Company from the Grant Date through December 31, 2012 (as such date may be accelerated or extended, the “Succession Date”); provided that the Board of Directors may, in its sole discretion: (A) accelerate the Succession Date in order to achieve its succession objectives, or (B) extend the Succession Date through December 31, 2013;

(ii)          at the Board’s request, as Chief Executive Officer of the Company at any time during the two-year period commencing on the Succession Date (the “Transition Period”) that the Participant’s successor as Chief Executive Officer is no longer serving in that capacity for any reason; provided that the Participant receives compensation for serving as Chief Executive Officer that is appropriate and includes base salary and annual incentive bonus opportunities that are substantially comparable to his current base salary and annual incentive bonus opportunities,  all as determined in good faith by the Committee on a basis consistent with the practices of the Committee.  For the avoidance of doubt and subject to subsections (c) and (d) of this Section 2, it is understood that no portion of the RSUs shall vest prior to the end of the Transition Period;

(iii)         as Vice Chairman of the Company for the period commencing on the Succession Date through the earlier of: (A) the two-year anniversary of the Succession Date, and (B) the date the Participant fails to be nominated, appointed or re-elected to the Company’s Board of Directors through no fault of the Participant; and

(iv)        as Vice Chairman of the Company for the period commencing on the two-year anniversary of the Succession Date through the earlier of: (A) the four-year anniversary of the Succession Date, and (B) the date the Participant fails to be nominated, appointed or re-elected to the Company’s Board of Directors through no fault of the Participant.

(c)           Death or Disability − If the Participant dies or suffers a Disability while serving as Chief Executive Officer or Vice Chairman of the Company: (i) after the Performance Condition has been satisfied, the RSUs shall fully vest on the date of Participant’s death or Disability, or (ii) before the Performance Condition has been satisfied, the RSUs shall fully vest upon the date the Committee certifies that the Performance Condition has been satisfied, and if the Performance Condition is not satisfied, the RSUs shall terminate.

(d)           Change in Control − Upon a Change in Control (as defined in the Second Amended and Restated Agreement between the Company and the Participant dated of even date herewith (the “Amended Change in Control Agreement”)), the Performance Condition shall be waived and the shares of the Company’s Class A Common Stock (“Shares”) issuable upon vesting of the Award shall be converted into the right to receive an amount of cash equal to the Change in Control Price for such Shares, plus interest at the Applicable Federal Rate from the date of such Change in Control to the date such amount is paid to the Participant (the “Settlement Amount”).  For purposes of this Agreement, “Applicable Federal Rate” shall mean the rate of interest determined under Section 1274(d) of the Code.  Following a Change in Control, the RSUs shall vest, and the Settlement Amount shall be paid to the Participant, upon the earlier of: (i) the Participant’s satisfaction of the Service Conditions (i.e., two-thirds upon satisfaction of subclauses (b)(i) through (b)(iii) of Section 2 and one-third upon satisfaction of subclauses (b)(i) through (b)(iv)), (ii) upon the termination by the Company without Cause (as defined in the Amended Change in Control Agreement) of the Participant’s employment with and/or service to the Company, (iii) upon the death or Disability of the Participant while serving as Chief Executive Officer or Vice Chairman of the Company, and (iv) upon the date Participant terminates his employment due to a change in his Circumstances of Employment (as defined in the Amended Change in Control Agreement).  Immediately prior to or concurrent with the occurrence of a Change in Control, the Company shall establish and fund an irrevocable "rabbi" trust, in form and substance reasonably satisfactory to the Participant, to secure the payment of the Settlement Amount.

3.    Settlement; Rights as Shareholder.  Upon vesting, and subject to Section 2(d) above, each RSU shall be converted into the right to receive one Share upon settlement.  Settlement of vested RSUs shall be made promptly following the date such RSUs shall have vested.  Any fractional RSU shall be disregarded.  Unless and until such time as Shares are issued in settlement of vested RSUs, the Participant shall have no ownership of the Shares allocated to the RSUs and, subject to the provisions of Section 4, shall have no rights as a shareholder with respect to such Shares.  Subject to Section 2(d) above, upon settlement, the Company shall cause the Company’s transfer agent to issue a certificate or certificates for the Shares in the name of the Participant, or to make a book entry record of such issuance, and the Participant shall thereupon have all rights as a shareholder with respect to such Shares, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares.

4.    Dividend Equivalents.  Any dividends paid in cash on Shares prior to vesting of the RSUs shall be credited to the Participant as additional RSUs (or shall be added to the Settlement Amount provided in Section 2(d) above), as if the RSUs then held by the Participant had been converted to Shares.  The amount of such credit, which may be in whole and/or fractional RSUs (carried to three decimals), shall be determined based on the Fair Market Value of Shares on the date of payment of such dividend.  All such additional RSUs credited to the Participant shall be subject to the same vesting requirements applicable to the RSUs underlying the Award and shall be settled in accordance with, and at the time of, settlement of vested RSUs pursuant to this Agreement.

5.    Forfeiture.  Subject to subsections (c) and (d) of Section 2 of this Agreement, in the event that either the Performance Condition or the Service Condition is not satisfied, this Award and the RSUs represented by this Award (or, if only the Service Condition in subclause (b)(iv) of Section 2 is not satisfied, the applicable one-third portion of the RSUs represented by this Award) shall be forfeited to the Company forthwith and all rights of the Participant under this Award and the RSUs represented by this Award shall immediately terminate.

6.    No Transfer.  The Award and the RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process.  Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the RSUs shall be forfeited.

7.    Withholding Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to the Award, the Participant shall make arrangements satisfactory to the Company regarding the payment of, Federal, state, local or foreign taxes of any kind required by law to be withheld by the Company with respect to such amount.  Unless the Participant elects to satisfy his withholding obligation with a cash payment in accordance with rules established by the Administrator, the Participant shall be deemed to have, and by his signature hereto hereby does, instruct the Company to satisfy the Company’s minimum statutory withholding requirements  with Shares that are to be delivered upon settlement of the RSUs (or in the case of vesting pursuant to Section 2(d), with cash).  Changes to this instruction to pay withholding obligations in Shares (i.e., to make arrangements to pay withholding obligations in cash) can only be made during the “trading window” prior to the vesting event under the Company’s Insider Trading Policy.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Administrator may at any time establish such procedures as it deems appropriate for the settlement of withholding obligations with Shares or cash.  The Participant should consult his own tax advisor for more information concerning the tax consequences of the grant and settlement of RSUs under this Agreement.

8.    Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

9.    Governing Law; Severability.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York as such laws are applied to agreements between New York residents entered into and to be performed entirely within New York, excluding that body of laws pertaining to conflict of laws.  If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

10.    Effect of Amendment of Plan.  No discontinuation, modification, or amendment of the Plan may, without the express written consent of the Participant, adversely affect the rights of the Participant under this Award, except as expressly provided under the Plan. This Agreement may be amended as provided under the Plan, but except as provided thereunder, any such amendment shall not adversely affect Participant’s rights hereunder without Participant’s consent.

11.    No Limitation on Rights of the Company.  The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

12.    Compliance with Applicable Law.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any Shares, unless and until the Company is advised by its counsel that the issuance and delivery of such Shares is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded.  The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such Shares to comply with any such law, regulation or requirement.  The Company may require, as a condition of the issuance and delivery of such Shares and in order to ensure compliance with such laws, regulations, and requirements, that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

13.    Agreement Not a Contract of Employment or Other Relationship; Participation in the Plan.    This Agreement is not a contract of employment, and the terms of employment of the Participant or other relationship of the Participant with the Company or any of its subsidiaries or affiliates shall not be affected in any way by this Agreement except as specifically provided herein.  The execution of this Agreement shall not be construed as conferring any legal rights upon the Participant for a continuation of an employment or other relationship with the Company or any of its subsidiaries or affiliates, nor shall it interfere with the right of the Company or any of its subsidiaries or affiliates to discharge the Participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.  Participation in the Plan with respect to this Award shall not entitle the Participant to participate with respect to any other award.  Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of determining the Participant’s termination indemnity, severance pay, retirement or pension payment, or any other employee benefits, except to the extent required under applicable law.

14.    Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service.  Any such notice shall be deemed given when received by the intended recipient.

15.    Receipt of Plan.  The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all the terms and provisions of this Agreement and of the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator with respect to any questions arising under this Agreement or the Plan.

16.    Entire Agreement.  The Plan and this Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

[Remainder of this page is left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first written above.

MSC INDUSTRIAL DIRECT CO., INC.

/s/ Eileen McGuire
Name: Eileen McGuire
Title: Sr. V.P. Human Resources

PARTICIPANT

/s/ David Sandler
Name: David Sandler

I have read, understand and agree to abide by the terms of this Agreement, the Plan and the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement that I entered into with the Company dated as of October 19, 2010 (the “Associate Agreement”).  I hereby acknowledge that the grant of the Award pursuant to this Agreement is consideration for my entering into and complying with the Associate Agreement.  I understand this Agreement, the Plan and the Associate Agreement control in all respects the terms and conditions of the Award granted to me.

In addition, in accordance with the Company’s Executive Incentive Compensation Recoupment Policy (the “Policy”), a copy of which I acknowledge having received and which I have reviewed and understand, I agree to the following:

(i)            I agree, upon demand by the Company, to forfeit, return or repay to the Company any or all of the “Award Benefits and Proceeds” if the Company determines that I engaged in Misconduct that caused or partially caused the need for a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”).  “Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy, as determined by the Board or the Compensation Committee of the Board in its sole and absolute discretion.

(ii)           I agree, upon demand by the Company, to forfeit, return or repay to the Company any or all of the “Award Benefits and Proceeds” if I breach or violate any of the terms of the Associate Agreement (which also shall mean any future Associate Agreement) following the termination of my employment with the Company.

“Award Benefits and Proceeds” shall mean (a) to the extent that the Award has not fully vested, all of my remaining rights under the Award, (b) to the extent that all or any part of the Award has vested and I continue to hold shares that vested, any such shares, and (c) to the extent that all or any part of the Award has vested and I have disposed of shares that vested under the Award, any net proceeds realized from such disposition (or, in the case of a gift, the fair market value of the shares so gifted at the time of the gift); provided, that for purposes of clause (ii) above, clauses (b) and (c) of this definition of “Award Benefits and Proceeds” only shall apply with respect to shares that vested during the period beginning two years before and ending two years after the termination of my employment.

These provisions are subject to the limitations on the period for recoupment set forth in the Policy and shall terminate in the event of a Change in Control.

October 19, 2010	/s/ David Sandler
Date	Associate Signature

FOR MSC INDUSTRIAL DIRECT CO., INC. USE ONLY

ACCEPTED BY MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ Eileen McGuire
Name: Eileen McGuire
Title: Sr. V.P. Human Resources

Date:	October 19, 2010